EXHIBIT 99.1

Commentary for the Week Ended March 20, 2009
Weekly Performance Statistics 1

March 20, 2009
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	-1.71%	-2.91%	-4.57%
Class B Units	-1.72%	-2.96%	-4.75%

S&P 500 Total Return Index [2]	1.59%	4.71%	-14.32%
Lehman Long Government Index [2]	2.08%	3.67%	-5.88%
1	Subject to independent verification
2	Index is unmanaged and is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Performance Analysis 3

3The charts above are compiled using unaudited ROR estimates.  Data is subject to independent verification

Sector Commentary

Currencies

Grant Park’s positions in the currency markets are mixed.

Long dollar positions against several specific currencies accounted for most of last week’s losses.  Last week’s announcement by the U.S. Federal Reserve that it would purchase up to $300 billion of long-term treasuries over the next six months caused the U.S. dollar to fall against the euro, Swiss franc, and Canadian dollar.

Short positions in the South Korean won against the U.S. dollar also experienced setbacks, as the won rose to a multi-week high because of the Federal Reserve’s plan and on reports that the South Korean government’s stimulus plan would create 550,000 new jobs.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE. OFFERING BY PROSPECTUS ONLY.

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

Agriculturals/Softs

Grant Park’s positions in the agriculturals/softs markets are predominantly short.

Short positions in the soybean complex finished the week negative. Concerns about supply due to recent tension between the Argentine government and farmers moved prices upwards.

Grant Park’s positions in the softs markets also added to setbacks.  Speculators bid up the commodities markets against short positions as a result of the forecasted weakness of the U.S. dollar following the next round of Treasury buying by the Federal Reserve.  Grant Park’s short positions in the cotton, coffee, and sugar markets were the least profitable.

Fixed Income

Grant Park’s positions in the domestic and international fixed income markets are predominantly long.

The Fund’s long positions in the fixed income markets partially offset portfolio losses.  Long positions in the short-term interest rate markets accounted for most of the gains.  Diminished lending among banks put pressure on yields, resulting in upward price movements in the short-term interest rate markets.

Long positions in the international bond markets also posted gains.  Rallies in UK gilts and Japanese government bonds resulted in profits for long positions as each country’s government bid up debt markets as a form of quantitative easing.

2Indices Overview
Standard and Poor’s 500 Total Return Index (S&P 500 Index) – A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor’s based on industry representation, liquidity, and stability.  The stocks in the S&P 500 Index are not the 500 largest companies; rather the index is designed to capture the returns of many different sectors of the U.S. economy.  The total return calculation includes the price-plus-gross cash dividend return.

Lehman Brothers U.S. Long Government Index – A benchmark comprised of the Lehman Brothers U.S. Treasury and U.S. Agency indices.  The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Lehman U.S. Government Index.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE. OFFERING BY PROSPECTUS ONLY.

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.